[LETTERHEAD OF MCCURDY & ASSOCIATES]


                 CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to all references to our firm included in or made a part of this Post-Effective Amendment No. 1 to the Registration Statement of the Empirical Investment Funds.

/s/
-----------------------------
McCurdy & Associates CPA's, Inc.
June 18, 1999
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